SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 27, 2010.

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2010, we entered into an Equity and Note Purchase Agreement (the “Purchase Agreement”) with ES Cell Australia Limited, an Australian corporation (“ESCA”); Pharmbio Growth Fund Pte Ltd, a Singapore private limited company (“PGH”); and Biomedical Sciences Investment Fund Pte Ltd, a Singapore private limited company (“BMSIF”), pursuant to which we agreed to acquire from them all of the issued preferred shares and a portion of the issued ordinary shares of ES Cell International Pte Ltd, a Singapore private limited company (“ESI”).  Under the Purchase Agreement, we will also acquire secured promissory notes (the “Notes”) in the amount of approximately $35,000,000 of principal and accrued interest, issued by ESI to BMSIF.  We also entered into agreements with the other holders of ESI ordinary shares to acquire the remaining issued ESI ordinary shares.  We will issue, in the aggregate, 1,383,400 BioTime common shares, and warrants to purchase an additional 300,000 common shares at an exercise price of $10 per share (the “Warrants”) to acquire all of the ESI shares and Notes (the “Acquisition”).  The Warrants will expire four years from the date of issue and will be issued only to BMSIF in partial consideration for our acquisition of the Notes. Upon completion of the Acquisition, the Notes acquired by BioTime will become an inter-company obligation of ESI payable to BioTime.  BioTime will be acquiring ESI essentially free of indebtedness to third parties, so that BioTime will incur no debt obligations of its own as a result of the Acquisition.

Established in 2000, ESI has been at the forefront of advances in human embryonic stem ("hES") cell technology, being one of the earliest distributors of hES cell lines to the research community. More recently, ESI has produced an additional 6 new clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice (GMP) and currently offers them for potential use in therapeutic product development.  ESI’s assets also include 20 patent families, including 50 issued patents, in the field of stem cell biology, and a significant equity position in the Israel-based stem cell company CellCure Neurosciences Ltd.  BioTime plans to combine the newly-acquired assets with its ACTCellerateTM and ReCyteTM technologies to accelerate the development of numerous human therapeutic products.

We expect to complete the Acquisition on or about May 3, 2010.  Our obligation to consummate the Acquisition is subject to the satisfaction of certain conditions, including that all of the ESI shareholders agree to sell their ESI shares to us, and that the BioTime shares to be issued in the Acquisition and upon exercise of the Warrants are approved for listing on a when issued basis by the NYSE Amex.

ESCA, PGH, and BMSIF have agreed to indemnify us against certain liabilities arising from any breach of their representations and warranties under the Purchase Agreement during the first 24 months following the consummation of the Acquisition, subject to a maximum liability equal to 50% of the value of the BioTime shares issued to them, determined by the volume weighted average closing price of the BioTime common shares on the NYSE Amex during the five trading days prior to the date on which the Acquisition is consummated.

A total of 137,461 of the BioTime common shares issued to ESCA, PGH, and BMSIF in the Acquisition will be held in escrow for six month, subject to extension in the case of any pending claims from which ESCA, PGH, and BMSIF are obligated to indemnify us.  If ESCA, PGH, and BMSIF become liable to use on account of any indemnified claims arising during the escrow period, an amount of shares having a market value equal to the amount of the indemnified claim will be returned to us for cancellation in satisfaction or partial satisfaction of the indemnity obligations of ESCA, PGH, and BMSIF.  The value of the shares will be determined based upon the volume weighted average closing price of the BioTime common shares on the NYSE Amex during the five trading days prior to the date of the written request for release of the shares form escrow.

We have agreed to register the BioTime shares issued in the Acquisition and the BioTime shares issuable upon exercise of the Warrants for sale under the Securities Act of 1933, as amended, for the account of the former ESI security holders.  We will bear the costs and expenses of such registration, including all costs related to the preparation and filing of a registration statement, and the printing of prospectuses.  We will also indemnify the former ESI security holders from certain liabilities that may arise under the Securities Act.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated April 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: April 29, 2010	By	/s/ Steven A. Seinberg
Chief Financial Officer

Exhibit Number	Description

99.1	Press Release Dated April 29, 2010